EXHIBIT 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On November 14, 2005, pursuant to a purchase agreement dated September 30, 2005, Chesapeake Energy Corporation (“Chesapeake”) completed its acquisition of Columbia Energy Resources, LLC and its related subsidiaries including Columbia Natural Resources, LLC (“Columbia”), for $2.2 billion in cash. Through this transaction, we acquired properties and assets principally located in the Appalachian Basin in West Virginia, Kentucky, Ohio, Pennsylvania and New York. The acquisition was funded using available cash on hand, a private offering of $500 million of 6.875% Senior Notes due 2020, a private offering of $690 million of 2.75% Contingent Convertible Senior Notes due 2035, a private offering of 5,750,000 shares of 5.00% cumulative convertible preferred stock having a liquidation preference of $100 per share and a public offering of 23 million shares of common stock at $31.46 per share.

The following unaudited pro forma condensed combined statement of operations is derived from the historical financial statements of Chesapeake Energy Corporation and Columbia Energy Resources, LLC. The pro forma combined statement of operations for the year ended December 31, 2005 reflects the Columbia acquisition as if the acquisition occurred on January 1, 2005. The unaudited pro forma condensed combined statement of operations should be read in conjunction with the notes thereto and the historical financial statements, including the notes thereto, of Chesapeake included in its Annual Report on Form 10-K for the year ended December 31, 2005 and of Columbia included in Chesapeake’s Current Report on Form 8-K dated November 1, 2005.

The pro forma information below is presented for illustrative purposes only and is based on estimates and assumptions deemed appropriate by Chesapeake. The pro forma information should not be relied upon as an indication of the operating results that Chesapeake would have achieved if the acquisition had occurred at the beginning of 2005, or of future results that Chesapeake will achieve after the Columbia acquisition.

The Columbia acquisition was accounted for using the purchase method of accounting. The purchase cost was allocated to the identifiable Columbia tangible and intangible assets and liabilities based on their respective fair values, including derivatives whose valuation was dependent upon gas prices at the time of closing.

CHESAPEAKE ENERGY CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Year Ended December 31, 2005

($ in thousands, except per share data)

	Historical		Pro Forma
	Chesapeake	Columbia	Adjustments		As Adjusted
Revenues:
Oil and gas sales	$3,272,585	$167,979	$—		$3,440,564
Oil and gas marketing sales	1,392,705	4,535	—		1,397,240
Other revenue	—	9,633	—		9,633

Total Revenues	4,665,290	182,147	—		4,847,437

Operating Costs:
Production expenses and taxes	524,854	65,135	—		589,989
General and administrative expenses	64,272	24,144	—		88,416
Exploration expenses	—	12,493	(12,493)	(a)	—
Oil and gas marketing expenses	1,358,003	3,861	—		1,361,864
Oil and gas depreciation, depletion and amortization	894,035	35,082	58,377	(b)	987,494
Depreciation and amortization of other assets	50,966	2,173	5,483	(c)	58,622
Other expenses	—	2,513	—		2,513

Total Operating Costs	2,892,130	145,401	51,367		3,088,898

Income (Loss) From Operations	1,773,160	36,746	(51,367)		1,758,539

Other Income (Expense):
Interest and other income	10,452	(3,465)	(4,996)	(d)	1,991
Interest expense	(219,800)	(35,869)	35,869	(e)	(237,256)
			(46,681)	(f)

			29,225	(g)

Loss on repurchases or exchange of Chesapeake debt	(70,419)	—	—		(70,419)

Total other income (expense)	(279,767)	(39,334)	13,417		(305,684)

Income (Loss) Before Income Taxes	1,493,393	(2,588)	(37,950)		1,452,855
Income Tax Expense (Benefit)	545,091	274	(16,215)	(h)	529,150

Net Income (Loss)	948,302	(2,862)	(21,735)		923,705
Preferred stock dividends	(41,813)	—	(25,156)	(i)	(66,969)
Loss on redemption of preferred stock	(26,874)	—	—		(26,874)

Net Income (Loss) Available to Common Shareholders	$879,615	$(2,862)	$(46,891)		$829,862

Earnings Per Common Share:
Basic	$2.73				$2.41

Assuming dilution	$2.51				$2.23

Weighted Average Common and Common Equivalent Shares Outstanding (in thousands):
Basic	322,034				343,963

Assuming dilution	366,683				401,152

The accompanying notes are an integral part of this pro forma condensed combined statement of operations.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

(a)	To reflect the reversal of Columbia’s historical exploration costs that are expensed under the successful efforts method of accounting and are capitalized under the full cost method of accounting used by Chesapeake.

(b)	To record depreciation, depletion and amortization expense of oil and gas properties using a rate of $2.41 per mcfe in 2005. These rates reflect the impact of the allocation of purchase price to Columbia’s proved oil and gas properties and the impact that the addition of these properties would have had on our historical DD&A rate.

(c)	To reflect depreciation expense related to the incremental increase in the value of the property and equipment (non-oil and gas properties) acquired over an estimated useful life of 15 years.

(d)	To reflect the reversal of Columbia’s historical gain related to the sale of oil and gas properties which are reflected as a reduction of oil and gas properties under the full cost method of accounting.

(e)	To eliminate interest expense related to the approximately $714 million of borrowings under Columbia’s credit facility that was paid by the seller from the purchase price consideration and was not assumed by Chesapeake in the acquisition.

(f)	To reflect interest expense incurred related to $690 million of 2.75% Convertible Senior Notes and $500 million of 6.875% Senior Notes issued to finance a portion of the purchase price.

(g)	To adjust interest expense for the interest capitalized on the acquired oil and gas properties not subject to amortization.

(h)	To record taxes for Columbia (previously a non-taxable entity) and the tax effects of the pro forma adjustments at a statutory rate of 40%.

(i)	To record the dividends on the 5% convertible preferred stock issued to finance a portion of the purchase price.